                                                                    EXHIBIT 10.2

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                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            BILL BARRETT CORPORATION

                                       AND

              THE PARTIES LISTED ON ANNEX A HERETO AS ITS INVESTORS

                           DATED AS OF MARCH 28, 2002






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

                                TABLE OF CONTENTS


                                                                                                       Page
                                                                                                       -----
ARTICLE I PURCHASE AND SALE OF SHARES................................................................... 1
     Section 1.1      Series B Preferred Stock.......................................................... 1
     Section 1.2      Purchase Of Initial Shares........................................................ 2
     Section 1.3      Purchase Price.................................................................... 2
     Section 1.4      Purchase of Series A Preferred Stock ("Series A Preferred")....................... 2

ARTICLE II CLOSING ..................................................................................... 2
     Section 2.1      Closing........................................................................... 2
     Section 2.2      Deliveries By The Company......................................................... 2
     Section 2.3      Deliveries By The Investors....................................................... 3

ARTICLE III FINANCIAL COMMITMENT........................................................................ 4
     Section 3.1      Agreement To Purchase Additional Shares........................................... 4
     Section 3.2      Investor Call Right To Purchase Shares............................................ 6
     Section 3.3      Early Termination Of The Takedown Period.......................................... 7
     Section 3.4      Rights Of Investors............................................................... 8
     Section 3.5      No Commitment For Additional Financing............................................ 8
     Section 3.6      Exculpation Among Investors....................................................... 9

ARTICLE IV NON-PARTICIPATION; EVENT OF DEFAULT.........................................................  9
     Section 4.1      Non-Participation By An Investor.................................................  9
     Section 4.2      Default By An Investor........................................................... 10
     Section 4.3      Loss Of Certain Rights........................................................... 11

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................ 11
     Section 5.1      Organization; Good Standing; Qualification....................................... 11
     Section 5.2      Capitalization And Voting Rights................................................. 12
     Section 5.3      Subsidiaries..................................................................... 13
     Section 5.4      Authorization.................................................................... 13
     Section 5.5      Valid Issuance Of Series B Preferred And Common Stock............................ 14
     Section 5.6      Offering......................................................................... 14
     Section 5.7      Consents......................................................................... 14
     Section 5.8      Compliance With Other Instruments................................................ 15
     Section 5.9      Compliance With Laws............................................................. 15
     Section 5.10     Environmental Matters............................................................ 15
     Section 5.11     Related Party Transactions....................................................... 16
     Section 5.12     Registration Rights.............................................................. 17
     Section 5.13     Title To Property And Assets..................................................... 17
     Section 5.14     Employees; Employee Compensation................................................. 17
     Section 5.15     Tax Matters...................................................................... 18
     Section 5.16     Minute Books..................................................................... 18
     Section 5.17     Investment Company Act........................................................... 18

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
     Section 5.18     No Prior Activities.............................................................. 19
     Section 5.19     Litigation....................................................................... 20
     Section 5.20     Certain Agreements Of Officers And Employees..................................... 20
     Section 5.21     Brokers.......................................................................... 20
     Section 5.22     Financial Statements............................................................. 20
     Section 5.23     Disclosure....................................................................... 21

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE INVESTORS............................................. 21
     Section 6.1      Authorization.................................................................... 21
     Section 6.2      Purchase Entirely For Own Account................................................ 22
     Section 6.3      Reliance Upon Investors' Representations......................................... 22
     Section 6.4      Receipt Of Information........................................................... 22
     Section 6.5      Investment Experience............................................................ 23
     Section 6.6      Accredited Investor.............................................................. 23
     Section 6.7      Restricted Securities............................................................ 23
     Section 6.8      Litigation....................................................................... 23
     Section 6.9      Brokers Or Finders............................................................... 24
     Section 6.10     Jurisdiction Of Organization..................................................... 24

ARTICLE VII ADDITIONAL AGREEMENTS...................................................................... 24
     Section 7.1      Confidentiality.................................................................. 24
     Section 7.2      Public Announcements............................................................. 25
     Section 7.3      Fees And Expenses................................................................ 25
     Section 7.4      Use Of Proceeds.................................................................. 25
     Section 7.5      Reincorporation in Delaware...................................................... 26
     Section 7.6      Amended and Restated 2002 Stock Option Plan...................................... 26

ARTICLE VIII SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.............................................. 26
     Section 8.1      Survival of Representations...................................................... 26
     Section 8.2      Agreement to Indemnify........................................................... 27
     Section 8.3      Limitation of Liability.......................................................... 27
     Section 8.4      Conditions of Indemnification.................................................... 28

ARTICLE IX MISCELLANEOUS .............................................................................. 28
     Section 9.1      Notices.......................................................................... 28
     Section 9.2      Entire Agreement................................................................. 29
     Section 9.3      Binding Effect; Assignment; No Third Party Benefit............................... 29
     Section 9.4      Severability..................................................................... 30
     Section 9.5      California Corporate Securities Law.............................................. 30
     Section 9.6      Governing Law.................................................................... 30
     Section 9.7      Descriptive Headings............................................................. 30
     Section 9.8      Gender........................................................................... 31
     Section 9.9      References....................................................................... 31
     Section 9.10     Injunctive Relief................................................................ 31
     Section 9.11     Consent To Jurisdiction.......................................................... 31


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
     Section 9.12     Amendment........................................................................ 32
     Section 9.13     Effect Of Amendment Or Waiver.................................................... 32
     Section 9.14     Waiver........................................................................... 32
     Section 9.15     Counterparts..................................................................... 32
     Section 9.16     Adjustments for Stock Splits, Etc................................................ 33


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


                            SERIES B PREFERRED STOCK

                               PURCHASE AGREEMENT

          THIS SERIES B PREFERRED STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this 28th day of March, 2002, by and among Bill Barrett Corporation, a Maryland corporation (the "Company"), and each of the parties listed on Annex A attached hereto, each of which is herein referred to as an "Investor" and all of whom are collectively referred to as "Investors."

                                   WITNESSETH:

          WHEREAS, the Board of Directors of the Company has approved the sale and issuance of an aggregate of up to 51,000,000 shares of its Series B Preferred Stock, par value $.001 per share (the "Series B Preferred");

          WHEREAS, each Investor desires to purchase such number of shares of Series B Preferred as set forth opposite such Investor's name on Annex A under the column designated "total shares" (collectively, the "Shares");

          WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to sell and each Investor desires to purchase at the Closing (as defined below) the portion of the Shares set forth opposite such Investor's name on Annex A under the column designated "initial shares" (collectively, the "Initial Shares"); and

          WHEREAS, the Company desires to enter into this Agreement for the purpose of setting forth all of the terms, limitations and conditions pursuant to which (i) the Investors shall purchase, and the Company shall be required to issue and sell, the Initial Shares, and (ii) each Investor has made a binding obligation to purchase additional shares of Series B Preferred, in each case, subject to the terms and conditions as set forth herein.

          NOW, THEREFORE, for and in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, the parties agree as follows:

                                   ARTICLE I

                           PURCHASE AND SALE OF SHARES

          SECTION 1.1 SERIES B PREFERRED STOCK.

          The Company shall adopt and file with the Secretary of State of the State of Maryland on or before the Closing (as defined below) an Amended and Restated Articles of Incorporation in the form attached hereto as Exhibit A (the "Restated Articles") and Articles Supplementary Series B Preferred Stock attached hereto as Exhibit B (the "Series B Articles Supplementary").

          SECTION 1.2 PURCHASE OF INITIAL SHARES.

          At the Closing and on the terms and subject to the conditions set forth in this Agreement, the Company shall authorize, issue and sell to each Investor in consideration of the Purchase Price (as defined in Section 1.3), and each Investor, severally and not jointly, shall purchase the number of shares of the Initial Shares as set forth opposite such Investor's name on Annex A. Each Investor shall make payment therefor by wire transfer to a bank account designated by the Company in writing to each Investor prior to the Closing.

          SECTION 1.3 PURCHASE PRICE.

          The purchase price for each share of Series B Preferred to be purchased by each Investor pursuant to the terms hereof, whether at the Closing or pursuant to any Capital Call (as defined below), shall be equal to $5.00 per share (the "Purchase Price").

          SECTION 1.4 PURCHASE OF SERIES A PREFERRED STOCK ("SERIES A
PREFERRED").

          On or prior to 14 days from the date hereof, the Company shall complete the offering and sale of 6,139,089 shares of Series A Preferred for cash at a price of $4.17 per share. The aggregate purchase price for all such shares of Series A shares shall not exceed $25,600,000, and at least 1,846,523 Series A Preferred shall have been purchased by the officers and key employees of the Company listed on Annex B (the "Management Stockholders"). In addition, up to 305,276 shares of Series A Preferred may be issued on or before July 31, 2002 as a portion of the consideration for the purchase of an option and potential leasing of certain land described in Section 5.18(v) and up to 455,635 shares of Series A Preferred may be issued upon the conversion of the convertible promissory note described in Section 5.18(vi).

                                   ARTICLE II

                                     CLOSING

          SECTION 2.1 CLOSING.

          The purchase and sale of the Initial Shares shall take place simultaneously with the execution of this Agreement at the Company's offices at 1099 18th Street, Suite 2300, Denver, Colorado 80202, at 10:00 a.m., on March 28, 2002, or at such other time and place as the Company and the Investors shall mutually agree, either orally or in writing (which time and place are designated as the "Closing").

          SECTION 2.2 DELIVERIES BY THE COMPANY.

          Subject to the terms and conditions hereof, at the Closing, the Company will deliver the following to each Investor:


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                  (a) A certificate representing the number of Initial Shares being purchased by such Investor at the Closing;

                  (b) A counterpart of the Registration Rights Agreement, in substantially the form set forth as Exhibit C (the "Registration Rights Agreement"), duly executed by the Company;

                  (c) A counterpart of the Stockholders' Agreement, in substantially the form set forth as Exhibit D (the "Stockholders' Agreement"), duly executed by the Company;

                  (d) Evidence that the Restated Articles and the Series B Articles Supplementary have been filed with the Secretary of State of the State of Maryland and such Restated Articles and the Series B Articles Supplementary have become effective;

                  (e) An opinion of Patton Boggs, LLP, counsel for the Company, dated as of the date of the Closing, in the form attached hereto as Exhibit E;

                  (f) Evidence that the Company's Board of Directors has authorized the transactions contemplated by this Agreement, the increase in size of the Company's Board to eight directors; evidence of the resignation from the Board of Directors of Robert Howard; and evidence of the appointment to the vacancies on the Board of Directors of Jeffrey A. Harris, as designee of Warburg Pincus Private Equity VIII, L.P., Henry Cornell, as designee of GS Capital Partners 2000, L.P., and Christopher Behrens, as designee of J.P. Morgan Partners (BHCA), L.P. (the "Investor Appointees") and an independent director to be appointed in accordance with the Stockholders' Agreement; and

                  (g) A letter regarding management rights, in substantially the form set forth as Exhibit F, duly executed by the Company;

                  (h) A letter regarding regulatory compliance (the "Regulatory Side Letter") in substantially the form set forth as Exhibit G, duly executed by the Company; and

                  (i) All other documents, instruments and writings reasonably required to be delivered by the Company at or prior to the Closing pursuant to this Agreement.

          SECTION 2.3 DELIVERIES BY THE INVESTORS.

          Subject to the terms and conditions hereof, at the Closing, each Investor is severally and not jointly obligated to deliver the following to the
Company:

                  (a) The Purchase Price payable by such Investor for the Initial Shares reflected next to such Investor's name on Annex A;

                  (b) A counterpart of the Registration Rights Agreement, duly executed by such Investor;

                  (c) A counterpart of the Stockholders' Agreement, duly executed by such investor;

                  (d) A counterpart of the Regulatory Side Letter signed by J.P. Morgan Partners (BHCA), L.P.; and

                  (e) All other documents, instruments and writings reasonably required to be delivered to the Company by such Investor at or prior to the Closing pursuant to this Agreement.

                                  ARTICLE III

                              FINANCIAL COMMITMENT

          SECTION 3.1 AGREEMENT TO PURCHASE ADDITIONAL SHARES.

                  (a) Set forth opposite each Investor's name on Annex A, under the column designated "Total Shares", is the maximum aggregate number of shares of Series B Preferred that such Investor hereby commits to purchase at the Purchase Price upon and pursuant to validly instituted Capital Calls (as defined below) by the Company and subject to the terms, limitations and conditions of this Agreement. The aggregate Purchase Price payable for the total shares to be purchased by such Investor pursuant to Capital Calls represents such Investor's "Total Commitment." The "Remaining Commitment" means as to any Investor, at any time, an amount equal to such Investor's Total Commitment at such time reduced by the sum of the Purchase Price paid by such Investor at the Closing and pursuant to validly instituted Capital Calls by the Company pursuant to and subject to the terms of this Section 3.1. During the time period commencing on the Closing and continuing until the earlier to occur of: (i) the fifth anniversary of the Closing, (ii) the date on which the Remaining Commitment of all Investors is zero, or (iii) such earlier date as provided in Section 3.3 (such time period, the "Takedown Period"), upon 20 business days' prior written notice from the Company substantially in the form of Exhibit H hereto (each, a "Call Notice") (unless all of the Investors have waived in writing such 20 business-day period), the Company may require (subject to the terms, limitations and conditions of this Agreement (including Section 4.1 hereof), the Company's authority and Board of Director approval procedures set forth in the Bylaws of the Company) the Investors to purchase additional shares of Series B Preferred from the Company (each, a "Capital Call") for the purposes described in Section
7.4 hereof. Each Capital Call shall be apportioned ratably among the aggregate Remaining Commitments of all Investors. The amount called for from a particular Investor pursuant to a Capital Call may not exceed such Investor's Remaining Commitment.

                  (b) All Capital Calls shall be approved by the Company's Board of Directors, including a majority of the Directors who are Investor Appointees appointed in accordance with the terms of the Stockholders' Agreement at which time the Company shall provide to the Investor Appointees a draft Call Notice substantially complete to the best of the Company's knowledge. All Capital Calls shall be in an aggregate minimum amount of at least $5,000,000. The Company shall attempt to manage the number of Capital Calls from the Investors in such a manner so that no more than one call is made during a particular calendar quarter; provided, however, that notwithstanding such attempts, Capital Calls may occur as often as necessary. No Capital Call will be valid without the prior written consent of the Investors holding 60% or more of the shares of Series B Preferred then outstanding if at the time such Call Notice is provided (A) the Company or any subsidiary is in default (i) under its repayment obligations arising from a debenture, promissory note or similar instrument evidencing funded indebtedness of the Company or any subsidiary, or (ii) under payment obligations arising under any purchase money indebtedness or capital lease obligations totaling in excess of $10,000,000; or (B) the Call Notice is materially different from, or makes disclosures which are materially different from those set forth in, the draft Call Notice provided to the Investor Appointees at the time the Capital Call was approved.

                  (c) Each Capital Call for funding shall be accompanied by (i) a Call Notice and shall specify in reasonable detail the purpose of such capital contributions and shall specify the number of shares of Series B Preferred to be acquired by each Investor (which number shall equal its pro rata portion of the Capital Call based on its Remaining Commitment divided by the Purchase Price); and (ii) if reasonably requested by a majority of the Investor Appointees, an opinion of counsel as to federal securities law compliance. No Investor shall have any right to decline to purchase the shares of Series B Preferred described in such Capital Call if such Capital Call has been made in accordance with this Agreement and the Bylaws of the Company, except as otherwise expressly provided in Section 4.1 hereof.

                  (d) Each Call Notice shall set forth the date on which the purchase and sale of the Series B Preferred shall take place pursuant to such Capital Call (the "Contribution Date"), which date shall be no earlier than the 21st business day following the date of the Call Notice.

                  (e) If requested to do so at least five days prior to the designated Contribution Date, the Company shall delay the Contribution Date with respect to an Investor (which delay shall not apply to other Investors not invoking this Section 3.1(e)) to allow the Company and any Investor that delivers a written opinion of counsel (if requested by the Company) reasonably acceptable to the Company to the effect that such Investor must make a required governmental filing in connection with such Capital Call to make such required governmental filing (provided that such Investor shall make such required governmental filing as promptly as possible), for the expiration of governmentally imposed waiting periods and the obtaining of governmental approvals, pursuant to the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended, if any; provided, however, that any Investor may waive the requirements of this Section 3.1(e) in writing at the time of such Capital Call with respect to such Investor.

                  (f) On each Contribution Date, (i) the Company shall deliver to the Investors who are acquiring shares of Series B Preferred, an Officer's Certificate in substantially the form set forth in Exhibit I, (ii) each Investor (other than a Non-Participating Investor) shall acquire the number of shares of Series B Preferred specified in the Call Notice and shall make payment therefor by wire transfer to a bank account designated by the Company, and (iii) the Company shall immediately deliver to such Investor a certificate representing the shares of Series B Preferred that such Investor is purchasing pursuant to such Capital Call.

                  (g) Subject to Section 9.3 of this Agreement, each Investor shall have the right to transfer its Shares in accordance with the Stockholders' Agreement; provided, however, that no such assignment shall relieve any such assignor from its remaining liabilities and obligations under this Agreement unless approved by the Board of Directors of the Company, which approval shall not be unreasonably withheld.

          SECTION 3.2 INVESTOR CALL RIGHT TO PURCHASE SHARES.

                  Upon the affirmative vote of the Investors holding 60% or more of the outstanding shares of Series B Preferred, each Investor will have the right, but not the obligation (the "Investor Call Right"), prior to the termination of the Takedown Period, to purchase at the Purchase Price each such Investor's pro rata share of the number of shares of Series B Preferred that may be purchased for an amount equal to $127,500,000 reduced by the aggregate amount of all previous Capital Calls funded in accordance with the terms of this Agreement and the purchase of Initial Shares hereunder. Notwithstanding the foregoing, no Investor may exercise an Investor Call Right at any time after the Board of Directors, including a majority of the Investor Appointees, has approved a Qualified Public Offering or Liquidation Event, as those terms are defined in the Stockholders' Agreement.

                  Upon the receipt by the Company of a written request signed on behalf of Investors holding at least 60% of the shares of Series B Preferred then outstanding (an "Investor Call Request"), the Company shall provide to each Investor a notice (the "Investor Call Notice") setting forth (i) the number of shares of Series B Preferred that may be acquired by each Investor if such Investor exercised its Investor Call Right and (ii) the Contribution Date with respect to such Investor Call Right, which Contribution Date shall be no earlier than the 21st business day following the date of the Investor Call Notice. To exercise its Investor Call Right, an Investor must notify the Company in writing within 10 business days after the date of an Investor Call Notice of the number of shares of Series B Preferred (up to the number set forth in the Investor Call Notice) that such Investor desires to purchase pursuant to the Investor Call Right (each, an "Investor Call Exercise Notice").

                  On the Contribution Date with respect to the Investor Call Right, (i) the Company shall deliver to the Investors who are acquiring shares of Series B Preferred pursuant to the Investor Call Right an Officer's Certificate substantially in the form as set forth in Exhibit I, (ii) each Investor who exercises its Investor Call Right shall acquire the number of shares of Series B Preferred specified in the Investor Call Exercise

Notice and shall make payment therefor by wire transfer to a bank account designated by the Company, and (iii) the Company shall immediately deliver to such Investor a certificate representing the shares of Series B Preferred that such Investor is purchasing pursuant to such Investor Call Right.

          SECTION 3.3 EARLY TERMINATION OF THE TAKEDOWN PERIOD.

                  (a) Subject to Section 3.3(b), the Takedown Period shall terminate upon the earliest to occur of any of the following events:

                         (i) the consummation of (A) an initial public offering of the Company's common stock, par value $.001 per share (the "Common Stock"), in which (x) the aggregate gross proceeds to the Company are not less than $50,000,000, (y) each share of Series B Preferred would convert pursuant to paragraph 5 of the Series B Articles Supplementary at the Conversion Ratio (as defined in the Series B Preferred Articles Supplementary) into shares of Common Stock that have an aggregate value, based on the price to public in the initial public offering, of at least $7.50 per share, and (z) the Common Stock is authorized and approved for listing on the New York Stock Exchange or admitted to trading and quoted in the Nasdaq National Market system, or (B) any initial public offering of the Company's Common Stock which at least two of the Investor Appointees approve shall terminate the Takedown Period;

                         (ii) the affirmative vote of the Investors holding 60% or more of the outstanding shares of Series B Preferred to terminate the Takedown Period upon prior written notice to the Company and the other Investors;

                         (iii) the occurrence of an Insolvency Event (as defined below); or

                         (iv) the occurrence of a dissolution, liquidation or winding up, or sale of all or substantially all of the assets, or a Change of Control (as such term is defined in the Stockholders' Agreement) of the Company.

As used in Section 3.3(a)(iii), an "Insolvency Event" means (1) the Company or any of its subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; (2) an involuntary case or other proceeding shall be commenced against the Company or any of its subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or (3) an order for relief shall be entered against the Company or any of its subsidiaries under the federal bankruptcy laws now or hereafter in effect or the Company admits in writing that it cannot pay its debts when due.

                  (b) Notwithstanding Section 3.3(a), the Takedown Period may not be terminated pursuant to clause (ii) of Section 3.3(a) with respect to any Capital Calls for which the Company has validly requested such Capital Call pursuant to a Call Notice and such Capital Call is necessary for the Company to perform its obligations with respect to any proposed acquisition cost or other capital expenditure of the type described in Section 7.4(i) with respect to which the Company has entered into a legally binding agreement prior to the date of issuance of the notice referred to in Section 3.3(a)(ii); provided further, however, that the Company may not issue any Call Notices after the issuance of a termination notice pursuant to Section 3.3(a)(ii) above.

          SECTION 3.4 RIGHTS OF INVESTORS.

          Each Investor, in its sole and absolute discretion, may exercise or refrain from exercising any rights or privileges that such Investor may have pursuant to this Agreement, the Registration Rights Agreement, the Stockholders' Agreement, the Restated Articles, the Series B Articles Supplementary, the Bylaws or at law or in equity, and such Investor shall not incur or be subject to any liability or obligation to the Company, any other Investor or holder of shares of Series B Preferred, any other stockholder or security holder of the Company or any other Person, by reason of exercising or refraining from exercising any such rights or privileges.

          SECTION 3.5 NO COMMITMENT FOR ADDITIONAL FINANCING.

          The Company acknowledges and agrees that no Investor has made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the Total Commitment as set forth in this Agreement and subject to all conditions set forth herein. In addition, the Company acknowledges and agrees that (i) no statements, whether written or oral, made by any Investor or its representatives on or after the date hereof shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) the Company shall not rely on any such statement by any Investor or its representatives, and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by such Investor and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Each Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

          SECTION 3.6 EXCULPATION AMONG INVESTORS.

          Each Investor acknowledges that it is not relying upon any other Investor, or any officer, director, stockholder, employee, agent, partner or affiliate of any such other Investor, in making its investment or decision to invest in the Company or in monitoring such investment. Each Investor agrees that no other Investor nor any officer, director, stockholder, employee, agent, partner or affiliate of any other Investor shall be liable for any action heretofore or hereafter taken or omitted to be taken by any of them relating to or in connection with the Company or the shares of Series B Preferred, or both. Without limiting the foregoing, no Investor nor any of its officers, directors, stockholders, partners, employees, agents or affiliates, or other holder of any shares of Series B Preferred shall have any obligation, liability or responsibility whatsoever for the accuracy, completeness or fairness of any or all information about the Company or any subsidiary or their respective properties, business or financial and other affairs, acquired by such Investor or holder from the Company or any subsidiary or the respective officers, directors, employees, agents, representatives, counsel or auditors of either, and in turn provided to another Investor or holder of shares of Series B Preferred, nor shall any such Investor or other Person have any obligation or responsibility whatsoever to provide any such information to any other Investor or holder of shares of Series B Preferred or to continue to provide any such information if any information is provided. For purposes of this Section 3.6, the Company shall be deemed to not be an affiliate of any Investor.

                                   ARTICLE IV

                       NON-PARTICIPATION; EVENT OF DEFAULT

          SECTION 4.1 NON-PARTICIPATION BY AN INVESTOR.

          Each of Warburg Pincus Private Equity VIII, L.P. ("Warburg"), and GS Capital Partners 2000, L.P., GSCP 2000 Offshore BBOG Holding, L.P., GSCP 2000 GmbH BBOG Holding, L.P., GS Capital Partners 2000 Employee Fund, L.P., Stone Street Fund 2000, L.P., Stone Street BBOG Holding and Goldman Sachs Direct Investment Fund 2000, L.P. (collectively, the "Goldman Funds"), and J.P. Morgan Partners (BHCA), L.P. ("J.P. Morgan") shall have the right to become a "Non-Participating Investor" in the event that (i) the Company delivers a Call Notice for a Capital Call the funding of which would result in the Company having made Capital Calls during any fiscal year in an aggregate amount (the "Capital Call Threshold") for that fiscal year of $25,000,000 in excess of the total amount of Capital Calls provided for in the annual budget of the Company for such fiscal year then in effect and approved in advance by the Board of Directors of the Company, including a majority of the Investor Appointees in accordance with the Stockholders' Agreement, and (ii) such Investor notifies the Company in writing within five business days after the giving of such Call Notice that it will not pay its share of such capital contributions. None of Warburg, the

Goldman Funds, and J.P. Morgan shall have the right to become a Non-Participating Investor in the event that the Call Notice requests capital contributions that are in an amount below the Capital Call Threshold when aggregated with all prior completed Capital Calls in such fiscal year, or for any portion of such Capital Call that does not, when aggregated with all prior completed Capital Calls in such fiscal year, exceed the Capital Call Threshold. In the event that any of Warburg, the Goldman Funds or J.P. Morgan elect to become a Non-Participating Investor, the Company shall provide written notice to all Investors of such election (the "Non-Participation Notice"). Each Investor other than Warburg, the Goldman Funds and J.P. Morgan shall have the right to become a Non-Participating Investor by notifying the Company in writing within five business days after the giving of the Non-Participation Notice. If the Company cancels a Capital Call for which any Investor had elected to become a Non-Participating Investor, such Investor shall not be deemed to be a Non-Participating Investor with respect to such Capital Call unless such Capital Call is cancelled because the Company is unable to raise enough funds to fund the transaction which necessitated the Capital Call. The Remaining Commitment of a Non-Participating Investor shall automatically become zero. Upon receipt of notification that any Investors have elected to become a Non-Participating Investor, the Company shall provide notice to each Investor who is not a Non-Participating Investor or a Defaulting Investor and offer each such Investor the opportunity to increase such Investor's Total Commitment by an amount up to such Investor's ratable share of the portion of the Non-Participating Investor's Total Commitment that will not be funded, as determined among all of the eligible Investors electing to increase their Total Commitments. In the event that an Investor elects to increase its Total Commitment, Annex A will be appropriately adjusted to reflect such increase, and the Capital Call will be allocated ratably among the revised Remaining Commitments of the participating Investors.

          SECTION 4.2 DEFAULT BY AN INVESTOR.

                  (a) An "Event of Default" shall be deemed to have occurred if
(i) any Investor (any such Investor, a "Defaulting Investor") fails or refuses to consummate the sale and purchase of Series B Preferred representing its complete portion of any Capital Call validly made (other than as permitted by Section 4.1), and (ii) such default has continued in whole or in part for not less than five days after the Contribution Date.

                  (b) Upon an Event of Default, the Company may, at its option, undertake any of the following: (A) terminate the Defaulting Investor's right to participate in any future Capital Calls (in which event the Remaining Commitment of such Investor shall automatically be reduced to zero), (B) implement the repurchase provisions of Section 4.3 of the Stockholders' Agreement with respect to the Series B Preferred eligible to be repurchased at the time of such Capital Call, (C) institute suit against a Defaulting Investor for such Investor's defaulted portion of the Capital Call precipitating such Event of Default (and not for the amount of any Capital Calls, individually or in the aggregate, in excess of the Capital Call Threshold), as well as (x) interest on past due amounts at a rate equal to the lesser of the maximum amount permitted by applicable law and the Prime Rate (as determined by U.S. Bank N.A. of

Denver, Colorado) plus five percent (5%) per annum and (y) reasonable costs and expenses of the Company in connection with such Event of Default, and/or (D) allow each Investor who is not a Defaulting Investor or Non-Participating Investor to elect to increase its Total Commitment by such Investor's ratable share of the amount of the unfunded Total Commitment of the Defaulting Investor. In addition, the Company may pursue any other rights and remedies available to the Company at law or equity. In the event that an Investor elects to increase its Total Commitment, Annex A will be appropriately adjusted to reflect such increase.

          SECTION 4.3 LOSS OF CERTAIN RIGHTS.

          A Defaulting Investor or a Non-Participating Investor (i) shall have no right to participate in funding its portion of any future Capital Call, (ii) shall cause its representative on the Board of Directors, if any, to resign,
(iii) shall have no right to place any representative on the Board of Directors pursuant to the Stockholders' Agreement, (iv) will be subject to having its representative on the Board of Directors be removed at the time it becomes a Defaulting Investor or a Non-Participating Investor, if such representative does not resign, and (v) will have no right to vote its shares of Series B Preferred or Common Stock on matters or consent to actions pursuant to the Stockholders' Agreement or this Agreement other than as specifically provided herein or therein; provided, however, that the foregoing provision shall not be construed as limiting or restricting the rights of a Defaulting Investor or a Non-Participating Investor to vote its shares of capital stock on matters with respect to which holders of capital stock have the right to vote under the Articles of Incorporation or the Bylaws, pursuant to the Maryland General Corporation Law, as amended (the "MGCL"), or the Registration Rights Agreement; and provided further that the Company will use reasonable best efforts to permit a Defaulting Investor or Non-Participating Investor to retain or obtain and exercise such management rights in order for such investment to be a "venture capital investment," as defined in the United States Department of Labor's "Plan Assets" Regulation.

                                   ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to, and agrees with each of the Investors that:

          SECTION 5.1 ORGANIZATION; GOOD STANDING; QUALIFICATION.

          The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and corporate authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly licensed or qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except for those jurisdictions where the failure to be so licensed, qualified or in good standing would not have a material adverse effect on the business, prospects, condition, affairs, properties or assets of the Company (a "Material Adverse Effect").

          SECTION 5.2 CAPITALIZATION AND VOTING RIGHTS.

                  (a) The authorized capital of the Company consists of (i) 150,000,000 shares of Common Stock, par value $.001 per share, of which 8,386,644 shares of Common Stock are issued and outstanding as of the date hereof and (ii) 75,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"), of which (i) 6,900,000 shares have been designated the Series A Preferred Stock, of which [_________] are issued and outstanding as of the date hereof, and (ii) 51,000,000 shares have been designated the Series B Preferred, none of which is issued and outstanding prior to the Closing, but up to all of which may be issued and sold pursuant to the terms of this Agreement.

                  (b) The outstanding shares of Series A Preferred and Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in accordance with the registration or qualification provisions of the Securities Act and any relevant state securities laws or pursuant to valid exemptions therefrom.

                  (c) The outstanding shares of Common Stock are owned by the stockholders and in the numbers specified in Exhibit J hereto. The outstanding options are owned by the option holders in the number (including exercise price and vesting) specified in Exhibit J hereto. In addition, the Company has reserved 6,500,000 shares of its Common Stock for purchase upon exercise of options to be granted in the future under the Company's 2002 Stock Option Plan.

                  (d) The Shares, when issued in accordance with the terms of this Agreement, will constitute one hundred percent (100%) of the issued and outstanding Series B Preferred.

                  (e) Except as set forth in Section 5.2(e) of the disclosure schedule being delivered by the Company to the Investors simultaneously with the execution of this Agreement (the "Disclosure Schedule") and as contemplated by this Agreement and the Stockholders' Agreement, there is not outstanding any option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or preemptive rights) or agreements for the purchase or acquisition from the Company of any shares of its capital stock or any options, warrants or rights convertible into or exchangeable for any thereof. Except as disclosed in Section 5.2(e) of the Disclosure Schedule, and as contemplated by this Agreement and the Stockholders' Agreement, there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of its equity securities any evidence of indebtedness or asset. Except as disclosed in Section 5.2(e) of the Disclosure Schedule, and as contemplated by this Agreement, the Stockholders' Agreement, and as provided in the Stockholders'

Agreement, dated as of January 31, 2002, by and among the Company and certain stockholders thereof (the "Founders Stockholders' Agreement"): (i) the Company is not a party or subject to any agreement or understanding, and, to the Company's knowledge, there is no agreement or understanding between or among any holders of the Company's capital stock relating to the acquisition, disposition or voting or giving of written consents with respect to any security or matter, or by a director of the Company; (ii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any interest therein or to pay any dividend or make any other distribution in respect thereof; (iii) there are no restrictions on the transfer of the Company's capital stock other than those arising from securities laws; and (iv) no person or entity is entitled to (x) any preemptive or similar right with respect to the issuance of any capital stock or other securities of the Company or (y) any rights with respect to the registration of any capital stock or other securities of the Company under the Securities Act.

          SECTION 5.3 SUBSIDIARIES.

          The Company has no subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership, or similar arrangement.

          SECTION 5.4 AUTHORIZATION.

          The Company has all requisite corporate power and authority to execute and deliver this Agreement and the agreements contemplated herein to which it is a party, and to issue and sell the Series B Preferred and the Common Stock issuable upon conversion thereof, and to carry out the provisions of this Agreement and the other agreements contemplated herein to which it is a party. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the agreements contemplated herein, and the performance of all obligations of the Company hereunder and thereunder at the Closing and the authorization, issuance (or reservation for issuance), sale, and delivery of the Series B Preferred in accordance with this Agreement and the Common Stock issuable upon conversion thereof has been taken. This Agreement and the agreements contemplated herein have been duly and validly executed and delivered and constitute, assuming this Agreement and such agreements have been duly authorized, executed and delivered by the Investors, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Except as set forth in the Stockholders' Agreement, the sale of the Series B Preferred is not, and the subsequent conversion of the Series B Preferred into Common Stock will not be, subject to any preemptive rights or rights of first refusal.

          SECTION 5.5 VALID ISSUANCE OF SERIES B PREFERRED AND COMMON STOCK.

          The Series B Preferred that is being purchased by the Investors hereunder, when issued, sold, and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of all restrictions imposed by or through the Company other than restrictions as set forth in this Agreement or the Stockholders' Agreement and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series B Preferred being purchased pursuant to this Agreement has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Restated Articles, will be duly and validly issued, fully paid, and nonassessable and will be free of all restrictions imposed by or through the Company other than restrictions set forth in this Agreement or the Stockholders' Agreement and under applicable state and federal securities laws.

          SECTION 5.6 OFFERING.

          Based in part on the accuracy of the Investors' representations and warranties set forth in this Agreement, the offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and will be issued in compliance with all applicable federal and state securities laws. Neither the Company nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption. Neither the Company nor any person acting on its behalf has engaged, in connection with the offering of the Series B Preferred, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act. The issuance of the Series B Preferred to the Investors will not be integrated with any other issuance of the Company's securities (past, current or future) for purposes of any stockholder approval provisions applicable to the Company or its securities.

          SECTION 5.7 CONSENTS.

          No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority or any person or entity is required on the part of the Company in connection with the execution, delivery and performance by the Company of this Agreement and issuance, sale and delivery of the Shares, or the issuance of Common Stock upon conversion of the Series B Preferred, except (i) the filing of the Restated Articles with the Secretary of State of the State of Maryland, and (ii) such filings as have been made prior to the Closing, except any notices of sale required to be filed with the Securities and Exchange Commission under Regulation D of the Securities Act, or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor.

          SECTION 5.8 COMPLIANCE WITH OTHER INSTRUMENTS.

          The Company is not in violation or default of (i) any provision of its Articles of Incorporation or Bylaws, (ii) any provision of any mortgage, indenture, contract, lease, agreement or instrument to which it is a party or by which it is bound, or (iii) any judgment, decree, order, writ, federal or state, statute, rule or regulation, license or permit of any governmental authority applicable to it, which, in the case of clauses (ii) and (iii), could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company. The execution, delivery and performance by the Company of this Agreement and the agreements and transactions contemplated hereby will not (a) conflict with or result in, with or without the passage of time or giving of notice or both, either in any default or loss of rights under, acceleration of, or give rise to any right of termination, acceleration or modification, under any such provision, mortgage, indenture, contract, lease, agreement, instrument, judgment, decree, order or writ or (b) result in the creation of any mortgages, pledges, security interests, liens, charges, claims, restrictions, easements or other encumbrances of any nature ("Liens") upon any of the properties or assets of the Company. The Company does not have any knowledge of any termination or material breach or anticipated termination or material breach by the other party to any material contract or commitment to which it is a party or to which any of its assets is subject. The Company's execution and delivery of this Agreement and its performance of the transactions and agreements contemplated hereby will not violate any instrument, agreement, judgment, decree, order, statute, rule or regulation of any governmental authority applicable to the Company.

          SECTION 5.9 COMPLIANCE WITH LAWS.

          The Company has all franchises, permits, licenses and other rights and privileges from governmental authorities necessary to permit it to own its property and to conduct its business as it is presently conducted and as contemplated to be conducted, except where the failure to have any such franchises, permits, licenses or other rights or privileges would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect of the Company. The Company is not in violation of any law, regulation, authorization or order of any public authority relevant to the ownership of its properties or the carrying on of its business as it is presently conducted and as contemplated to be conducted, except for any such violations which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect of the Company, and to the Company's knowledge, no material expenditures are or will be required in order to comply with any such existing law, regulation, authorization or order.

          SECTION 5.10 ENVIRONMENTAL MATTERS.

          Except as set forth on Schedule 5.10, (i) the Company has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous Substances (as such terms are defined in any applicable Environmental Law) including petroleum and petroleum products;
(ii) the Company has obtained and adhered to all permits and other approvals necessary to treat, transport, store, dispose of and otherwise handled Hazardous Wastes, Hazardous Materials and Hazardous Substances, and has reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled; (iii) there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in or on any property owned or operated by the Company except as permitted by Environmental Laws; (iv) to the best of the Company's knowledge, no on-site or off-site location to which the Company has transported or disposed of Hazardous Wastes, Hazardous Materials and Hazardous Substances or arranged for the transportation of Hazardous Wastes, Hazardous Materials and Hazardous Substances is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any material claim against the Company for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act or comparable state or local statutes and regulations, each as amended; and (v) the Company has no contingent liability in connection with any release of any Hazardous Waste, Hazardous Materials or Hazardous Substance into the environment.

          SECTION 5.11 RELATED PARTY TRANSACTIONS.

          Except as disclosed in Section 5.11 of the Disclosure Schedule, no employee, officer, stockholder or director of the Company or member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered by officers, directors or employees, (ii) reimbursement for reasonable expenses incurred by officers, directors or employees on behalf of the Company, and (iii) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under the Company's 2002 Stock Option Plan). To the Company's knowledge, none of such persons has any ownership interest, directly or indirectly, in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company, except that employees, stockholders, officers, or directors of the Company and members of their immediate families may have an immaterial beneficial ownership interest in publicly traded companies that may compete with the Company. To the Company's knowledge, no officer, director, or stockholder or any member of their immediate families is a party to or is, directly or indirectly, interested in any agreement, understanding or proposed transaction with the Company (other than such written agreements as relate to any such person's ownership of capital stock or other securities of the Company).

          SECTION 5.12 REGISTRATION RIGHTS.

          Except as provided in the Registration Rights Agreement, the Company has not granted or agreed to grant any registration rights relative to the registration of its securities under the Securities Act, including piggyback registration rights, to any person or entity.

          SECTION 5.13 TITLE TO PROPERTY AND ASSETS.

          The Company has good, valid and marketable title to its properties and assets, and all such properties and assets are free and clear of all Liens other than Liens which do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company as presently conducted. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims, or encumbrances, except such liens and encumbrances which are not material in nature or amount and do not materially impair the Company's use of such leased property. All leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the property which is the subject matter of the lease.

          SECTION 5.14 EMPLOYEES; EMPLOYEE COMPENSATION.

          The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it as of the date hereof or amounts required to be reimbursed to such employees. The Company is not bound by or subject to (and none of its assets or properties are bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company. There is no strike or other labor dispute involving the Company pending or, to the knowledge of the Company, threatened, which could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company (as such business is presently conducted and as it is proposed to be conducted), nor is the Company aware of any labor organization activity involving its employees. With respect to each employee plan presently in force within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that is sponsored or maintained by the Company, such plan has been administered in compliance in all material respects with its terms and the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended. The Company has not contributed to and is not required to contribute to any multiemployer plan within the meaning of section 3(37) of ERISA. The Company has complied in all material respects with all applicable state and federal equal opportunity and other laws related to employment. The Company is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement, or other employee compensation agreement other than the Company's 2002 Stock Option Plan and any award agreements entered into thereunder and other than the issuance of 8,386,644 restricted shares of Common Stock to certain management employees. No officer or key employee, or any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. For purposes of the previous sentence, officers and key employees shall consist of William J. Barrett, John F. Keller, Robert W. Howard, Fredrick
J. Barrett, Terry R. Barrett, Kurt M. Reinecke, and Dominic Bazile. Subject to general principles related to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at the will of the Company.

          SECTION 5.15 TAX MATTERS.

          The Company: (i) has timely filed all federal, state, local and other tax returns (collectively, the "Tax Returns") that are required to have been filed by it with all appropriate governmental agencies and all such Tax Returns are true, complete and correct in all material respects and fairly reflect operations for tax purposes; (ii) has timely paid all taxes, charges, fees, levies or other assessments shown to be due on such Tax Returns or imposed by any taxing authority (collectively, "Taxes") (other than taxes or assessments the validity of which are being contested in good faith by appropriate proceedings); (iii) has complied in all material respects with all applicable laws relating to the payment and withholding of Taxes and has timely withheld and paid over to the proper taxing authorities all amounts required to be withheld and paid under all applicable laws; (iv) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time within which to file any Tax Return for any taxable period, which such Tax Return has not since been filed or to extend the period for the assessment or collection of any Taxes; and (v) has provided adequate accruals for the payment of all Taxes not yet due and payable (including deferred income taxes). To the Company's knowledge, there are no pending or threatened audits, examinations, investigations, or other proceedings in respect of Taxes or Tax Returns of the Company. There are no encumbrances for Taxes upon the assets or properties of the Company except for statutory liens for Taxes not yet due.

          SECTION 5.16 MINUTE BOOKS.

          The minute books of the Company contain a complete and accurate record of all meetings and all actions by written consent of the stockholders, the Board of Directors, or any committees thereof since the date of incorporation of the Company. The stock ledger of the Company provided to Vinson & Elkins L.L.P. is complete and reflects all issuances, repurchases, cancellations and, to the knowledge of the Company, transfers of shares of capital stock of the Company.

          SECTION 5.17 INVESTMENT COMPANY ACT.

          The Company is not an "investment company" as that term is defined in, and is not otherwise subject to regulation under, the Investment Company Act of 1940.

          SECTION 5.18 NO PRIOR ACTIVITIES.

          The Company was incorporated on January 7, 2002 and since such date the Company has not, directly or indirectly, (a) engaged in any business, (b) entered into any agreements, contracts or other commitments or (c) incurred any liabilities of any nature (matured or unmatured, fixed or contingent), except:

                         (i) the Company has issued 8,386,644 shares of Common Stock (after giving effect to the stock split as of March 25, 2002) and issued or committed to issue on or before the date that is 14 days from the date hereof 6,594,724 shares of Series A Preferred (as described in Section
     1.4 above), and entered into related agreements, as described more fully in
     Section 5.18 of the Disclosure Schedule;

                         (ii) the Company has negotiated, executed and delivered this Agreement and the agreements contemplated hereby or annexed hereto;

                         (iii) the Company has negotiated, executed and delivered Engagement Agreements relating to the prior offerings of Common Stock and the offering of the Series B Preferred contemplated hereby with Petrie Parkman & Co. and First Albany Corporation;

                         (iv) the Company has incurred general and administrative expenses and entered into agreements with respect to obtaining office space, office equipment, its employees and outside attorneys and agents;

                         (v) the Company has pursued its strategy of seeking acquisitions of oil and gas properties, and in connection therewith, has reviewed potential acquisitions, executed confidentiality agreements, retained consultants and entered into related obligations and incurred related expenses, including an agreement to purchase certain oil and gas properties in the Wind River Basin for a purchase price of approximately $73 million in cash and a Letter of Intent, dated as of March 11, 2002, by and between the Company and the Crow Tribe with respect to the evaluation, the purchase of an option, and the potential leasing of certain land;

                         (vi) the Company has incurred debt in an amount not in excess of $2,720,000 including pursuant to a convertible promissory note with Hennie L.J.M. Gieskes to be executed within 14 days from the date hereof in the principal amount of $1.9 million that is convertible into 455,635 shares of Series A Preferred, which promissory note shall be approved by a majority of the Investor Appointees; and

                         (vii) the Company is currently negotiating a purchase and sale agreement to acquire properties in the Uinta Basin.

All of the contracts and commitments identified above are in full force and effect and neither the Company, nor, to the knowledge of the Company, any other party is in default thereunder (nor, to the knowledge of the Company, has any event occurred which with notice, lapse of time or both would constitute a default thereunder), and the Company has not received notice of any alleged default under any such contract or commitment. The Company does not have any knowledge of any termination or material breach or anticipated termination or material breach by the other party to any material contract or commitment to which it is a party or to which any of its assets is subject.

          SECTION 5.19 LITIGATION.

          There is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, or against any officer or director nor, to the knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any material litigation, proceeding or investigation might properly be instituted. The Company is not a party or subject to any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

          SECTION 5.20 CERTAIN AGREEMENTS OF OFFICERS AND EMPLOYEES.

          To the Company's knowledge, no officer, employee or consultant of the Company is, or is expected to be, in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement or any other similar contract or agreement or any restrictive covenant in existence as of the date hereof, relating to the right of any such officer, employee, or consultant to be employed or engaged by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and to the Company's knowledge, the continued employment or engagement of the Company's officers, employees or consultants does not subject the Company to any liability with respect to any of the foregoing matters.

          SECTION 5.21 BROKERS.
Except for the fees and expenses that will be due to Petrie Parkman & Co. and First Albany Corporation, which will be paid by the Company, no person, firm or corporation has or, as a result of any action taken by the Company or any of its authorized representatives, will have, in the context of the transactions contemplated by this Agreement, any rights, interest or valid claim against or upon the Company or the Investors for any commission, fee or other compensation as a finder or broker or in any similar capacity.

          SECTION 5.22 FINANCIAL STATEMENTS.

                  (a) The Company has delivered to each Investor who has requested such information its unaudited financial statements (including, balance sheet and profit and loss statement, statement of stockholders' equity and statement of cash flows) as of February 28, 2002, for the period from inception on January 7, 2002 and ended on February 28, 2002 (the "Financial Statements"). Except as set forth in Schedule 5.22(a) of the Disclosure Schedule, the Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated, subject to normal year-end adjustments and except that the unaudited Financial Statements do not contain footnotes. The Financial Statements fairly present the financial condition and operating results of the Company as of the dates, and for the periods, indicated therein.

                  (b) Except as set forth in the Financial Statements, the Company does not have and is not subject to any material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company and do not exceed $25,000.

                  (c) Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm, or corporation.

                  (d) The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

          SECTION 5.23 DISCLOSURE.

          The information concerning the Company provided by the Company to the Investors prior to the date hereof does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statement contained therein, in light of the circumstances under which they are made, not misleading.

                                   ARTICLE VI

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

     Each Investor hereby represents and warrants (as to itself only), severally but not jointly, to the Company that:

          SECTION 6.1 AUTHORIZATION.

          Such Investor has full power and authority to execute and deliver this Agreement and the other agreements contemplated herein to which it is a party, and to carry out the provisions of this Agreement and the other agreements contemplated herein to which it is a party. All corporate or partnership action on the part of the Investor necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of the Investor hereunder at the Closing has been taken. All corporate or partnership action on the part of the Investor necessary for the authorization, execution and delivery of the agreements contemplated herein to which it is a party will be taken prior to the Closing. This Agreement has been duly and validly executed and delivered and constitutes, and the agreements contemplated herein to which the Investor is a party when executed and delivered will constitute, assuming due execution and delivery by the Company of this Agreement and the agreements contemplated herein, valid and legally binding obligations of such Investor, enforceable against such Investor in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

          SECTION 6.2 PURCHASE ENTIRELY FOR OWN ACCOUNT.

          This Agreement is made with each Investor in reliance upon such Investor's representation to the Company, which by such Investor's execution of this Agreement such Investor hereby confirms, that the shares of Series B Preferred to be purchased by such Investor and the Common Stock issuable upon conversion thereof (collectively, the "Securities") will be acquired for investment for such Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, subject, in the case of J.P. Morgan, to the qualifications set forth in the Regulatory Side Letter. By executing this Agreement, each Investor further represents that such Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities, subject, in the case of J.P. Morgan, to the qualifications set forth in the Regulatory Side Letter.

          SECTION 6.3 RELIANCE UPON INVESTORS' REPRESENTATIONS.

          Each Investor understands that the Series B Preferred is not, and any Common Stock acquired on conversion thereof at the time of issuance may not be, registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

          SECTION 6.4 RECEIPT OF INFORMATION.

          Each Investor believes it has received all the information such Investor considers necessary or appropriate for deciding whether to purchase the Shares. Each Investor further represents that such Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Series B Preferred and the business, properties, prospects, and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to such Investor or to which such Investor had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Article V of this Agreement or the right of the Investors to rely thereon.

          SECTION 6.5 INVESTMENT EXPERIENCE.

          Such Investor confirms that it has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of an investment in the Series B Preferred and of making an informed investment decision and understands that (i) this investment is suitable only for an investor which is able to bear the economic consequences of losing its entire investment, (ii) the purchase of the Series B Preferred to be purchased by such Investor hereunder is a speculative investment which involves a high degree of risk of loss of the entire investment, and (iii) there are substantial restrictions on the transferability of, and there will be no public market for, the Series B Preferred or the Common Stock into which it is convertible, and accordingly, it may not be possible for such Investor to liquidate such Investor's investment in case of emergency.

          SECTION 6.6 ACCREDITED INVESTOR.

          Such Investor is either: (i) an "Accredited Investor," as such term is defined in Regulation D under the Securities Act; or (ii) not an Accredited Investor and neither such Investor nor any beneficiary of any trust or any investment client for whose account such Investor is purchasing is a citizen or resident of the United States or any state, territory or possession thereof, including but not limited to any estate of any such person, or any corporation, partnership, trust or other entity created or existing under the laws thereof, or any entity controlled or owned by any of the foregoing.

          SECTION 6.7 RESTRICTED SECURITIES.

          Each Investor understands that the Series B Preferred (and any Common Stock issued on conversion thereof) may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering the Shares (or the Common Stock issued on conversion thereof) or an available exemption from registration under the Securities Act, the Series B Preferred (and any Common Stock issued on conversion thereof) must be held indefinitely. In particular, each Investor is aware that the Series B Preferred Stock (and any Common Stock issued on conversion thereof) may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about the Company. Such information is not now available and the Company has no present plans to make such information available.

          SECTION 6.8 LITIGATION.

          There is no action, suit, proceeding or investigation pending or, to the knowledge of the Investor, threatened against the Investor which is reasonably likely to call into question the validity of this Agreement or the agreements contemplated hereby or any action taken or to be taken pursuant hereto or thereto, nor, to the knowledge of the

Investor, has there occurred any event nor does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted.

          SECTION 6.9 BROKERS OR FINDERS.

          Except for the fees and expenses that will be due to Petrie Parkman & Co. and First Albany Corporation, which shall be paid by the Company, no person has or will have, as a result of the issuance of the Series B Preferred pursuant to this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by such Investor or his or its respective agents.

          SECTION 6.10 JURISDICTION OF ORGANIZATION.

          Such Investor is organized and has its principal place of business in the states set forth under its name on Annex A hereto.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

          SECTION 7.1 CONFIDENTIALITY.

          Each Investor agrees that all Confidential Information (as defined below) shall be kept confidential by such Investor and shall not be disclosed by such Investor in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to directors, officers, employees and authorized representatives (including without limitation attorneys, accountants, consultants, bankers and financial advisors) of such Investor (collectively, for purposes of this Section, "Investor Representatives"), each of which Investor Representatives shall be bound by the provisions of this Section 7.1, (ii) any disclosure of Confidential Information may be made to the extent to which the Company consents in writing, (iii) any disclosure may be made of the terms of an Investor's investment pursuant to this Agreement and the performance of that investment to the extent in compliance with applicable law (whether in the Investor's fundraising materials, on the website of the Investor or an affiliate, to a regulator or otherwise); (iv) any disclosure may be made of Confidential Information to an Investor's partners, prospective partners or affiliates or their authorized representatives, each of whom shall be bound by the provisions of this Section 7.1 as if an "Investor", and (v) Confidential Information may be disclosed by any Investor or any Investor Representative to the extent that the Investor or Investor Representative has received an opinion from its counsel, in writing, that it is legally compelled to do so, provided that, prior to making such disclosure, the Investor or Investor Representative, as the case may be, advises the Company as soon as the Investor or Investor Representative is requested to disclose the Confidential Information, consults with the Company regarding such disclosure and, if requested by the Company, assists the Company, at the Company's expense, in seeking a protective order to prevent the requested disclosure, and provided further that the Investor or Investor Representative, as the case may be, discloses only that portion of the Confidential Information as is, in the written opinion of its counsel, legally required. The term "Confidential Information", as used herein, means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of Investor from the Company or its representatives, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Investor or any Investor Representative, (ii) was or becomes available to such Investor on a nonconfidential basis prior to disclosure to the Investor by the Company or its representatives or (iii) was or becomes available to the Investor from a source other than the Company and its representatives, provided that such source is not known by such Investor to be bound by a confidentiality agreement with the Company.

          SECTION 7.2 PUBLIC ANNOUNCEMENTS.

          The Company may issue press releases and public announcements, provided that, except as may be required by applicable law, the Company shall not issue any press release that identifies any Investor or otherwise make any public statement with respect to any Investor without the prior written consent of such Investor (which consent shall not be unreasonably withheld). No Investor shall, except as required by applicable law, issue any press release that describes the transactions contemplated herein or identifies the Company or any other Investor without the prior consent of the Company and the identified party. Except to the extent disclosure thereof is permitted by clause (iii) of
Section 7.2, any such press release or public statement required by applicable law shall only be made after reasonable notice to the other parties hereto.

          SECTION 7.3 FEES AND EXPENSES.

          Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses incurred in connection with this Agreement and the transactions contemplated herein, shall be paid by the party incurring such fee or expense; provided, however, that if the Closing is effected, the Company shall pay (i) the legal fees and expenses of Vinson & Elkins L.L.P., counsel to the Investors who initially designate the Investor Appointees in accordance with the terms of the Stockholders' Agreement, not to exceed $175,000 (the "Fee Cap") and shall, upon receipt of a bill therefor, reimburse the reasonable out-of-pocket expenses of such counsel up to the Fee Cap and (ii) shall pay the reasonable out-of-pocket expenses incurred by the Investors, provided, however, that aggregate expenses in excess of $100,000 shall require advance authorization from the Company's Chief Financial Officer.

          SECTION 7.4 USE OF PROCEEDS.

          The Company will use the proceeds from the sale of the Shares and each Capital Call for: (i) acquisition costs and other capital expenditures associated with the Company's business of acquiring (directly or indirectly) oil and gas producing and nonproducing properties and leasehold interests primarily in the Rocky Mountain region of the United States and costs associated with the exploration or development thereof (or acquiring business entities whose primary business and assets are to own, operate explore or develop such assets), (ii) working capital needs, including the establishment or replenishment of a working capital reserve, (iii) general and administrative expenses (including costs of organizing the Company), and (iv) general corporate purposes. The Company and the Investors acknowledge that it is their intention that the Company become a fully integrated operating company with all of its assets, rights, benefits, goodwill and ancillary business and other components of its affairs being owned, directly or indirectly through any subsidiaries, by the Company.

          SECTION 7.5 REINCORPORATION IN DELAWARE.

          Within 30 days after the date of this Agreement, the Company shall consummate a merger with and into a Delaware corporation for the purpose of reincorporating as a Delaware corporation, pursuant to which each share of outstanding capital stock of the Company shall be converted into one share of the same class and series as such share prior to the merger, with rights and preferences identical in all respects to the rights and preferences of such share prior to the merger. No shares of stock of the surviving corporation shall remain issued or outstanding immediately following such merger, except for shares of stock issued upon conversion of the outstanding capital stock of the Company immediately prior to the merger.

          SECTION 7.6 AMENDED AND RESTATED 2002 STOCK OPTION PLAN.

          Within 14 days after the Closing, the Board of Directors of the Company, including a majority of the Investor Appointees, will approve and adopt an amended and restated 2002 Stock Option Plan (the "Revised Plan") and a form stock option grant agreement (the "Grant Agreement"), which Revised Plan and Grant Agreement will be approved and adopted in accordance with the terms of the Stockholders' Agreement and which Grant Agreement will be used by the Company to grant all options under the Revised Plan so long as the Stockholders' Agreement is in effect.

                                  ARTICLE VIII

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          SECTION 8.1 SURVIVAL OF REPRESENTATIONS.

          The representations and warranties made by the Company contained in
Article V of this Agreement and the representations and warranties made by the Investors contained in Article VI of this Agreement shall survive the Initial Closing for a period of one year; provided, that the representations and warranties set forth in Sections 5.1, 5.2, 5.4 and 5.14 shall survive indefinitely; and provided, further, that any representations and warranties given or deemed to be given in or pursuant to any Call Notice shall survive for a period of one year from the date of the related capital contribution. The covenants and agreements of the parties hereto contained in this Agreement or in any of the Ancillary Agreements shall survive until performed in accordance with their terms.

          SECTION 8.2 AGREEMENT TO INDEMNIFY.

          (a) Subject to the terms and conditions of this Article VIII, the Company hereby agrees to indemnify, defend and hold harmless each of the Investors and its successors and assigns, representatives and affiliates (collectively, the "Investor Group") from and against all claims, actions or causes of action, assessments, demands, losses, damages, judgments, settlements, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' and accounting fees and expenses of any nature whatsoever, whether actual or consequential (collectively, "Damages"), asserted against, imposed upon or incurred directly by any member of the Investor Group by reason of or resulting from a breach of any agreement or representation or warranty or covenant by the Company contained herein or any of the Ancillary Agreements.

          (b) Subject to the terms and conditions of this Article VIII, each of the Investors (severally and not jointly) hereby agrees to indemnify, defend and hold harmless the Company and its subsidiaries, and each officer and director of the Company or of any of its subsidiaries and each affiliate thereof (collectively, the "Company Group"), and their successors and assigns, from and against all Damages, asserted against, imposed upon or incurred directly by any member of the Company Group by reason of or resulting from a breach of any agreement or representation, warranty or covenant by such Investor contained herein or any of the Ancillary Agreements.

          SECTION 8.3 LIMITATION OF LIABILITY.

          The obligations and liabilities of each Investor with respect to claims under Section 8.2 hereof ("Company Claims") to the Company Group and the Company with respect to claims under Section 8.2 hereof ("Investor Claims") to the Investor Group shall be subject to the following limitations:

          (a) No indemnification shall be required to be made by any Investor under this Article VIII with respect to any Company Claim which results from the breach of any representation, except to the extent that the aggregate amount of Damages with respect to all of such claims incurred by the Company Group exceeds $25,000, in which case, such Investor shall be liable only for Damages in excess of such amount. No indemnification shall be required to be made by the Company under this Article VIII with respect to any Investor Claim which results from the breach of any representation, except to the extent that the aggregate amount of Damages with respect to all of such claims incurred by the Investor Group exceeds $25,000, in which case, the Company shall be liable only for Damages in excess of such amount.

          (b) The amount of Damages any party is required to pay to indemnify any other party pursuant to Section 8.2 as a result of any Company Claim or Investor Claim shall be reduced to the extent of any amounts actually received by the party seeking indemnification after the Initial Closing pursuant to the terms of insurance policies (if any) covering such claim.

          SECTION 8.4 CONDITIONS OF INDEMNIFICATION.

          The obligations and liabilities of the Company to indemnify the Investor Group and the Investors to indemnify the Company Group under Section
8.2 hereof with respect to Company Claims and Investor Claims, respectively, resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

          (a) The indemnified party will give the indemnifying party prompt notice of any such claim, and the indemnifying party will undertake the defense thereof by representatives of its own choosing reasonably satisfactory to the indemnified party, provided that failure to provide such notice will not relieve the indemnifying party of its obligations hereunder unless it is actually prejudiced by such failure to receive such notice. If the indemnifying party, within 10 days after notice of any such claim, fails to defend such claim, the indemnified party will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of indemnifying party.

          (b) Anything in this Section 8.4 to the contrary notwithstanding, (i) an indemnified party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of such claim, (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment
(x) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim or (y) as a result of which injunctive or other equitable relief would be imposed against the indemnified party, and (iii) the indemnified party shall have the right to control the defense or settlement of that portion of any claim which seeks an order, injunction or other equitable relief against the indemnified party which, if successful, could materially interfere with the business, operations, assets, financial condition or prospects of the indemnified party; provided, however, that in connection with the defense or settlement of the portion of such claim which seeks equitable relief, the indemnified party shall cooperate with the indemnifying party and use its reasonable best efforts to limit the liability of the indemnifying party for the damages portion of such claim.

                                   ARTICLE IX

                                  MISCELLANEOUS

          SECTION 9.1 NOTICES.

          All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties):

          Bill Barrett Corporation
          1099 18th Street, Suite 2300
          Denver, Colorado 80202
          Facsimile:  (303) 291-0420

If to any Investor, at his address as set forth on Annex A of this Agreement.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first business day following confirmation; shall, if delivered by overnight delivery service, be deemed received the first business day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five business days after the date of deposit in the United States mail.

          SECTION 9.2 ENTIRE AGREEMENT.

          This Agreement, together with the Exhibits and Annexes and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          SECTION 9.3 BINDING EFFECT; ASSIGNMENT; NO THIRD PARTY BENEFIT.

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Except as otherwise expressly provided in this Agreement or the Stockholders' Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by (i) the Company to any person without the prior written consent of the Investors, and (ii) any Investor to any person, without the prior written consent of the Company, which consent shall not be unreasonably withheld, except that any Investor may assign to any affiliate of such Investor the rights, interests or obligations hereunder of such Investor, upon notice to the Company; provided that no such assignment shall relieve such Investor of its obligations hereunder unless approved by the Board of Directors of the Company (which approval shall not be unreasonably withheld), in which case the Investor shall be relieved of its obligations hereunder to the extent of such assignment. Notwithstanding the provisions set forth in clause (ii) of the immediately preceding sentence, any Investor, together with all affiliates of such Investor (an "Investor Group"), may, without the consent of the Company's Board of Directors, assign or otherwise transfer its rights and obligations under this Agreement to any affiliate of such Investor Group (including, for J.P. Morgan, J.P. Morgan Global Investors, L.P., a Delaware limited partnership) and to any other related parallel and alternative investment vehicles (collectively, the "Group Fund Entities"), provided that such Investor provides the Company with written notice of any such assignment or transfer within 10 days of the date thereof and such Group Fund Entity assumes in writing all liabilities and obligations under this Agreement, the Stockholders' Agreement and the Registration Rights Agreement to the extent of such assignment, and provided, further, that any such assignment or transfer by any member of an Investor Group from or after 90 days from the date hereof that results in the aggregate of all assignments or transfers by members of such Investor Group exceeding 50% of the aggregate rights and obligations originally held by members of such Investor Group shall require the advance written consent of the Company (such consent not to be unreasonably withheld). The Company hereby agrees to release any such transferring Investor from any liability that may arise from or relate to any of the obligations assigned or otherwise transferred by such Investor to the related Group Fund Entities in accordance with the terms of this Section 9.3. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

          SECTION 9.4 SEVERABILITY.

          If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

          SECTION 9.5 CALIFORNIA CORPORATE SECURITIES LAW.

          THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION FOR SUCH SECURITIES PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

          SECTION 9.6 GOVERNING LAW.

          THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

          SECTION 9.7 DESCRIPTIVE HEADINGS.

          The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

          SECTION 9.8 GENDER.

          Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

          SECTION 9.9 REFERENCES.

          All references in this Agreement to Sections and other subdivisions refer to the Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include," "includes" and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation." Each reference herein to an Exhibit or Annex refers to the item identified separately in writing by the parties hereto as the described Exhibit or Annex to this Agreement. All Exhibits and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

          SECTION 9.10 INJUNCTIVE RELIEF.

          The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

          SECTION 9.11 CONSENT TO JURISDICTION.

                  (a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in New York, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement, the Stockholders' Agreement, the Registration Rights Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. This consent to jurisdiction is being given solely for purposes of this Agreement, the Stockholders' Agreement and the Registration Rights Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

                  (b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in subsection (a) above by the mailing of a copy thereof in the manner specified by the provisions of Section 9.1.

                  (c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

          SECTION 9.12 AMENDMENT.

          The provisions of this Agreement may be amended, waived or modified only with the written consent of the Company and the holders of more than 50% of the Series B Preferred, or if the Series B Preferred has been converted to Common Stock, then the holders of more than 50% of the Common Stock not previously sold to the public that is issued or issuable upon conversion of the Series B Preferred (other than Defaulting Investors) (the "Requisite Stockholders"); provided, however, that any vote requiring Requisite Stockholders' approval which adversely affects the rights of any Investor (including a Defaulting Investor), in its capacity as an Investor, without adversely affecting the rights of all Investors, in their capacities as Investors, or that increases the Capital Commitment of any Investor or imposes any other material obligation on any Investor shall not be effective as to such Investor without its prior written consent.

          SECTION 9.13 EFFECT OF AMENDMENT OR WAIVER.

          Each Investor acknowledges that by the operation of Section 9.12 hereof the Requisite Stockholders will have the right and power to diminish or eliminate all rights of such Investor under this Agreement.

          SECTION 9.14 WAIVER.

          No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

          SECTION 9.15 COUNTERPARTS.

          This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

          SECTION 9.16 ADJUSTMENTS FOR STOCK SPLITS, ETC.

          Wherever in this Agreement there is a reference to a specific number of shares of stock of the Company of any class or series, or a price per share of such stock, or consideration received in respect of such stock, then, upon the occurrence of any subdivision, combination, or stock dividend of such class or series of stock, the specific number of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of stock by such subdivision, combination, or stock dividend.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                           COMPANY:

                                           BILL BARRETT CORPORATION

                                           By:    /s/ J. Frank Keller
                                                  ------------------------------
                                           Name:  J. Frank Keller
                                           Title: Chief Operating Officer

                               INVESTOR:

                               COLORADO PUBLIC EMPLOYEE RETIREMENT ASSOCIATION

                               By: /s/ Norman Benedict
                                   ---------------------------------------------
                                   Norman Benedict
                                   Deputy Executive Director of Investments

                               INVESTOR:

                               GS CAPITAL PARTNERS 2000, L.P.

                               BY:      GS Advisors 2000, L.L.C.,
                                        its General Partner

                               By:      /s/ John E. Bowman
                                        ----------------------------------------
                               Name:    John E. Bowman
                               Title:   Vice President


                               GSCP 2000 OFFSHORE BBOG HOLDING, L.P.

                               BY: GS Capital Partners 2000 Offshore, L.P., its General Partner

                               BY:      GS Advisors 2000, L.L.C.,
                                        its General Partner

                               By:      /s/ John E. Bowman
                                        ----------------------------------------
                               Name:    John E. Bowman
                               Title:   Vice President


                               GSCP 2000 GMBH BBOG HOLDING, L.P.

                               BY:      GSCP 2000 GmbH BBOG Holding I,
                                        its General Partner

                               By:      /s/ John E. Bowman
                                        ----------------------------------------
                               Name:    John E. Bowman
                               Title:   Vice President


                               GS CAPITAL PARTNERS 2000 EMPLOYEE FUND, L.P.

                               BY:      GS Employee Funds 2000 GP, L.L.C.,
                                        its General Partner

                               By:      /s/ John E. Bowman
                                        ----------------------------------------
                               Name:    John E. Bowman
                               Title:   Vice President

                               STONE STREET FUND 2000, L.P.

                               BY:      Stone Street 2000, L.L.C.,
                                        its General Partner


                               By:      /s/ John E. Bowman
                                        ----------------------------------------
                               Name:    John E. Bowman
                               Title:   Vice President


                               STONE STREET BBOG HOLDING

                               By:      /s/ John E. Bowman
                                        ----------------------------------------
                               Name:    John E. Bowman
                               Title:   Vice President


                               GOLDMAN SACHS DIRECT INVESTMENT FUND 2000, L.P.

                               BY:      GS Employee Funds 2000 GP, L.L.C.,
                                        its General Partner

                               By:      /s/ John E. Bowman
                                        ----------------------------------------
                               Name:    John E. Bowman
                               Title:   Vice President

                               INVESTOR:

                               J.P. MORGAN PARTNERS (BHCA), L.P.

                               BY:      JPMP MASTER FUND MANAGER, L.P.,
                                        ITS GENERAL PARTNER

                               BY:      JPMP CAPITAL CORP.,
                                        ITS GENERAL PARTNER

                               By:      /s/ Christopher Behrens
                                        ----------------------------------------
                                        Christopher Behrens
                                        Managing Director

                               INVESTOR:

                               PALANTIR PARTNERS LP

                               BY:      PALANTIR ASSOCIATES LLC
                                        its General Partner

                               By:      /s/ Glenn Doshay
                                        ----------------------------------------
                                        Glenn Doshay
                                        President


                               THE DOSHAY FAMILY TRUST OF 1999

                               By:      /s/ Glenn Doshay
                                        ----------------------------------------
                                        Glenn Doshay
                                        Trustee

                               INVESTOR:

                               STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY

                               By:      /s/ John Conklin
                                        ----------------------------------------
                                        John Conklin
                                        Vice President - Common Stocks

                               By:      /s/ John Elterich
                                        ----------------------------------------
                                        John Elterich
                                        Assistant Secretary

                               INVESTOR:

                               WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

                               BY:      WARBURG PINCUS & CO.,
                                        AS GENERAL PARTNER

                               By:      /s/ Jeffrey A. Harris
                                        ----------------------------------------
                                        Jeffrey A. Harris, Partner